Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Offer to Exchange Outstanding Unsecured Debt Securities for New Second Lien Secured Notes

HOUSTON, TEXAS — November 19, 2015 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced the commencement of an exchange offer to certain eligible holders of its outstanding unsecured debt securities listed in the table below (the “Existing Notes”) for up to $150 million of a new issue of 12.0% Second Lien Senior Secured Notes due 2022 (the “New Notes”).

The following table sets forth information regarding the Existing Notes for which New Notes are being offered and the principal amount of New Notes to be issued for each $1,000 principal amount of tendered Existing Notes, subject to the proration mechanics described in the offering memorandum and the letter of transmittal (the “Offering Documents”):

				Exchange Consideration (1)
		Aggregate Principal		If Tendered Prior To
		Amount	Early Tender	Or On Early Tender	If Tendered After
CUSIP	Series	Outstanding	Premium (1)	Date (2)	Early Tender Date
40537QAB6	9.75% Senior Notes due 2020	$462,214,000	$20	$390	$370
40537QAD2	8.875% Senior Notes due 2021	$493,671,000	$20	$390	$370
40537QAF7	9.25% Senior Notes due 2022	$93,995,000	$20	$390	$370

(1) Expressed in principal amount of New Notes for each $1,000 principal amount of Existing Notes, excluding accrued interest.

(2) Includes Early Tender Premium.

The aggregate principal amount of New Notes to be issued in the exchange offer is limited to a maximum of $150 million.

The total consideration to be received by eligible holders of Existing Notes who validly tender and do not validly withdraw their Existing Notes prior to 11:59 p.m., New York City time, on December 3, 2015 (as it may be extended, the “Early Tender Date”) will include an early tender premium equal to $20 principal amount of New Notes per $1,000 principal amount of Existing Notes accepted for exchange.

For Existing Notes validly tendered after the Early Tender Date and on or before the Expiration Date set forth below, the eligible holders of Existing Notes accepted for exchange will be eligible to receive the exchange consideration set forth above, which does not include the early tender premium.  Eligible holders of Existing Notes accepted for exchange will also receive a cash payment equal to the accrued and unpaid interest in respect of such Existing Notes from the applicable most recent interest payment date to, but not including, the date the exchanges are settled (the “Settlement Date”).  Interest on the New Notes will accrue from the Settlement Date.

The exchange offer will expire at 11:59 p.m., New York City time, on December 17, 2015, unless extended or earlier terminated by Halcón (the “Expiration Date”).  Tenders of Existing Notes in the exchange offer may be validly withdrawn at any time prior to the Early Tender Date of the exchange offer.  However, tenders submitted in the exchange offers after the Early Tender Date of the exchange offer will be irrevocable except where additional withdrawal rights are required by law (as determined by the Company).

The exchange offer is conditioned on the satisfaction or waiver of certain customary additional conditions, as described in the Offering Documents.  The exchange offer is conditioned upon a minimum of $270.3 million of Existing Notes being tendered as of the Expiration Date.  The exchange offer for the Existing Notes may be amended, extended or terminated, in each case either as a whole, or independently with respect to any one or more particular series of Existing Notes.

The exchange offer is only being made, and copies of the Offering Documents will only be made available, to holders of the Existing Notes who complete and return an eligibility form confirming that they are (1) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) not “U.S. persons” and are outside of the United States within the meaning of Regulation S under the Securities Act (such persons, “eligible holders”).  Holders who desire to obtain and complete an eligibility form should contact the information agent, Bondholder Communications Group, at (888) 385-2663 (toll-free) or (212) 809-2663 (for banks and brokers), or via the following website: http://www.bondcom.com/Halcon.

Eligible holders are urged to carefully read the Offering Documents before making any decision with respect to the exchange offer.  None of Halcón, the dealer managers, the information agent and the exchange agent make any recommendation as to whether eligible holders should tender or refrain from tendering their Existing Notes.  Eligible holders must make their own decision as to whether to tender Existing Notes and, if so, the principal amount of the Existing Notes to tender.

The New Notes offered by the Company have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The exchange offer is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices, as well as risks relating to the satisfaction of the conditions precedent to completing the exchange offer and Halcón’s ability to consummate the exchange offer for any of the Existing Notes and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q and other subsequent filings with the Securities and Exchange Commission.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  Halcón has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314